JT/Leads: JPM/BarCap						Co-MGRS: Citi,HSBC			**100% Pot**

CL	SIZE	WAL	M/S&P	PWIN	LGL	Pxing	Coup	$	%
A1	312.00mm	0.28	P-1/A-1+	7	10/15/10	IL-6	0.2667	100.00	0.2667
A2	279.00mm	0.99	Aaa/AAA	10	03/15/12	EDSF+20	0.830	99.99353	0.838
A3	445.00mm	2.15	Aaa/AAA	23	01/15/14	IS+30	1.670	99.99751	1.677
A4	45.57mm	3.18	Aaa/AAA	1	03/15/16	IS+50	2.430	99.97976	2.449

TALF ELIGIBLE?	TALF Eligible
EXPECTED PRICE:	Pxd
EXPECTED SETTLE:	10/09/09
BILL & DELIVER:	J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.